Exhibit 10.3

EMPLOYEE RESTRICTED STOCK UNITS AWARD AGREEMENT

2017 EQUITY AND INCENTIVE COMPENSATION PLAN

Gray Television, Inc. (the “Company”) hereby grants to Participant (the “Award”) the Restricted Stock Units covering the class of Stock (the “RSUs”) in the amounts and on the vesting dates indicated below, subject to the Participant’s continuous employment with the Company and/or its Subsidiaries through each applicable vesting date (such period, the “Vesting Period”). The Award is subject to the terms and conditions set forth on this page and in Attachment A hereto (collectively, this “Agreement”), as well as those in the Company’s 2017 Equity and Incentive Compensation Plan (the “Plan”), which is incorporated herein.

Participant:

Date of Grant:

Vesting Date	Class of Shares	Number of Shares

Total Number of RSUs

The Participant acknowledges that he or she (a) has received a copy of the Plan and the prospectus for the Plan, (b) has had an opportunity to review the terms of this Agreement, the Plan, and the prospectus for the Plan, and (c) understands and agrees to the terms and conditions of this Agreement and the Plan.

As of the Date of Grant, this Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the terms of the Award. Capitalized terms not explicitly defined herein are defined in the Plan. In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Gray Television, Inc.	Participant:

By:	By:

Name:	Date:

Title:

Date:

GRAY TELEVISION, INC.

RESTRICTED STOCK UNITS AWARD AGREEMENT

2017 EQUITY AND INCENTIVE COMPENSATION PLAN

ATTACHMENT A

1.            Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the shares of Stock underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 3 hereof other than by will or pursuant to the laws of descent and distribution.

2.	Vesting of RSUs.

(a)

The RSUs covered by this Agreement shall become nonforfeitable as provided on the first page of this Agreement and shall be payable to the Participant pursuant to Section 3 hereof. Any RSUs that do not become nonforfeitable will be forfeited, including, except as provided in Section 2(b) or Section 2(c) below, if the Participant ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any termination of the Participant’s employment with the Company and/or a Subsidiary.

(b)

Notwithstanding Section 2(a) above, any RSUs that have not previously vested and become nonforfeitable shall become nonforfeitable (and payable to the Participant pursuant to Section 3 hereof) (i) upon the Participant’s death or Disability prior to the end of the Vesting Period; provided, that the Participant was continuously employed by the Company or any of its Subsidiaries through the date of death or Disability; or (ii) upon a termination of the Participant’s employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination of the Participant’s employment by the Successor without Cause (and not due to death or Disability) or by the Participant for Good Reason, in either case within a period of 12 months after a Change in Control; provided, that the Change in Control occurs prior to the end of the Vesting Period.

(c)	For purposes of this Agreement:

(i)

“Cause” shall mean any of the following: (A) a material breach by the Participant of any agreement then in effect between the Participant and the Successor; (B) the Participant’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; (C) any material violation or breach by the Participant of the Company’s Code of Ethics as in effect immediately prior to the Change in Control, as determined by the Board (or the board of directors of the Successor); or (D) the Participant’s willful and continued failure to substantially perform the duties associated with the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Participant by the Board (or the board of directors of the Successor), which demand specifically identifies the manner in which the Board (or the board of directors of the Successor) believes that the Participant has not substantially performed his duties.

(ii)

“Disability,” or similar terms, shall mean (A) the Participant is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (B) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period of not less than 12 months, the Participant has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.

(iii)

“Good Reason” shall mean (A) a material and permanent diminution in the Participant’s authority, duties or responsibilities; (B) a material diminution in the aggregate value of base salary or annual incentive opportunity provided to the Participant by the Successor; or (C) a permanent reassignment of the Participant to another primary office more than 50 miles from the Participant’s current office location. The Participant must (x) notify the Successor of the Participant’s intention to invoke the right to terminate for Good Reason within 60 days after the Participant has knowledge of such event, (y) provide the Successor with a 30-day cure period, and (z) actually terminate employment for Good Reason within 60 days following the end of the Successor’s 30-day cure period, or such event shall not constitute Good Reason. The Participant may not invoke termination for Good Reason if Cause exists at the time the Participant invokes such right to terminate employment for Good Reason, or at any time between such date and the date the Participant actually terminates employment for Good Reason pursuant to the preceding sentence.

3.	Issuance of Shares of Stock.

(a)

Subject to Section 11 of the Plan and any withholding obligations described in Section 6, one share of Stock will be issued or delivered for each nonforfeitable RSU evidenced by this Agreement as soon as practicable following the date on which the RSU becomes nonforfeitable as set forth in Section 2, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4). For the sake of clarity, the settlement of shares in respect of nonforfeitable RSUs is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. As a result, the shares will be issued no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares subject to the RSUs are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d). If the Company determines that it is necessary to comply with applicable tax laws, the shares will be issued no later than December 31 of the calendar year in which the shares are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(b)	The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of shares of Stock corresponding to such RSUs.

4.	Dividend Equivalents; Voting and Other Rights.

(a)

The Participant shall have no rights of ownership in the shares of Stock underlying the RSUs and no right to vote the shares of Stock underlying the RSUs until the date on which the shares of Stock underlying the RSUs are issued or transferred to the Participant pursuant to Section 3 above.

(b)

From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 3 hereof or (ii) the time when the Participant’s right to receive shares of Stock in payment of the RSUs is forfeited in accordance with Section 2 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Stock generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate.

(c)

The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

5.            Adjustments. The number of shares of Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

6.             Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery to the Participant of shares of Stock or any other payment to the Participant or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Participant may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the shares of Stock (of the same class of Stock underlying the RSUs) to be delivered to the Participant or by delivering to the Company other shares of Stock (of the same class of Stock underlying the RSUs) held by the Participant. If such election is made, the shares so retained shall be credited against such withholding requirement at the fair market value of such shares of Stock on the date of such delivery. In no event will the fair market value of the shares of Stock to be withheld and/or delivered pursuant to this Section 6 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) is permitted by the Committee.

7.            Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

8.	Compliance With Section 409A of the Code.

(a)

The Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and, to the maximum extent permitted, this Agreement shall be construed and administered consistent with such intent. Notwithstanding anything contained herein to the contrary, if the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A, references in this Agreement to payment or settlement of amounts under this Agreement within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4), shall not apply, and instead payments will be made on the applicable payment date or a later date within the same taxable year of the Participant, or if such timing is administratively impracticable, by the 15th day of the third calendar month following the date specified herein. For clarity, the Participant is not permitted to designate the taxable year of payment. Each installment of shares of Stock that becomes payable in respect of nonforfeitable RSUs subject to the Award is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of Section 409A of the Code.

(b)

In the event that the Company determines that any amounts payable hereunder may be taxable to the Participant under Section 409A of the Code prior to the payment and/or delivery to the Participant of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the RSUs and this Agreement.

(c)

Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Agreement and the terms of the RSUs as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

(d)

Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

9.          No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Participant.

10.        Relation to Other Benefits. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

11.         Clawback. Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and the Award are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of Stock may be traded).

12.        Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall impair the rights of the Participant under this Agreement without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

13.         Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.         Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions that arise in connection with this Agreement.

15.        Disclosures. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

16.        Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.        Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Georgia, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

18.       Successors and Assigns. Without limiting Section 1 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.